Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Board of Directors and Audit Committee

Waterstone Financial, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-249232) of Waterstone Financial, Inc. of our reports dated February 26, 2026, with respect to the consolidated statements of financial condition of Waterstone Financial, Inc. and Subsidiaries as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and the cash flows for the years ended December 31, 2025, 2024, and 2023, and the related notes, which appears in the December 31, 2025, Annual Report on Form 10-K of Waterstone Financial, Inc.

/s/ Forvis Mazars, LLP

Kansas City, Missouri
February 26, 2026